UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 13, 2015

REVEN HOUSING REIT, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-54165	84-1306078
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

7911 Herschel Avenue, Suite 201 La Jolla, CA 92037
(Address of principal executive offices)

(858) 459-4000
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12))
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

Jacksonville 50 (Florida)

On March 13, 2015, Reven Housing REIT, Inc. (the “Company”), through a wholly-owned subsidiary, closed on the acquisition of 50 properties located in the Jacksonville, Florida metropolitan area, pursuant to that Single Family Homes Real Estate Purchase and Sale Agreement dated January 30, 2015 (the “Jacksonville 50 Agreement”) between Reven Housing Florida, LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Company, and ADCIP, LLC, a Delaware limited liability company, ADCIP II, LLC, a Delaware limited liability company, APICDA, LLC, a Delaware limited liability company, BPICDA, LLC, a Delaware limited liability company, CPICDA, LLC, a Delaware limited liability company, DPICDA, LLC, a Delaware limited liability company, EPICDA, LLC, a Delaware limited liability company, FPICDA, LLC, a Delaware limited liability company (collectively, the “Jacksonville 50 Sellers”). The 50 acquired properties are part of a portfolio of 62 single-family homes subject to the Jacksonville 50 Agreement, of which the Company decided to acquire 50 only properties. The Jacksonville 50 Sellers do not have a material relationship with the Company and the acquisition was not an affiliated transaction.

Prior to the closing, Reven Housing Florida, LLC assigned its interests under the Jacksonville 50 Agreement to Reven Housing Florida 2, LLC, a newly formed Delaware limited liability company and a wholly-owned subsidiary of the Company. The 50 properties were acquired and are held by Reven Housing Florida 2, LLC.

The contract purchase price for the 50 acquired properties was approximately $3,326,853, exclusive of closing costs. The Company partially funded the purchase price by way of a loan from Silvergate Bank, of La Jolla, California, in the amount of $3,526,985. The 50 acquired properties average 1,315 square feet and are mostly three-bedroom, one and a half bath homes. All of the acquired properties are subject to one-year leases.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed with this report:

Exhibit 10.1	Assignment and Assumption of Single Family Homes Real Estate Purchase and Sale Agreement dated March 13, 2015 by and between Reven Housing Florida, LLC and Reven Housing Florida 2, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REVEN HOUSING REIT, INC.

Dated: March 16, 2015	/s/ Chad M. Carpenter
Chad M. Carpenter,
Chief Executive Officer